Exhibit 10.24
JPMORGAN CHASE & CO. LONG-TERM INCENTIVE PLAN
TERMS AND CONDITIONS OF FEBRUARY 3, 2010
RESTRICTED STOCK UNIT AWARD
OPERATING COMMITTEE

Award Agreement	These terms and conditions are made part of the Award Agreement dated as of February 3, 2010 (“Grant Date”) awarding restricted stock units pursuant to the terms of the JPMorgan Chase & Co. Long-Term Incentive Plan (“Plan”). To the extent the terms of the Award Agreement (all references to which will include these terms and conditions) conflict with the Plan, the Plan will govern. The Award Agreement, the Plan and Prospectus supersede any other agreement, whether written or oral, that may have been entered into by the Firm and you relating to this award.

This award was granted on the Grant Date subject to the Award Agreement. Unless you decline by the deadline and in the manner specified in the Award Agreement, you will have agreed to be bound by these terms and conditions, effective as of the Grant Date. If you decline the award, it will be cancelled as of the Grant Date.

Capitalized terms that are not defined in the Award Agreement will have the same meaning as set forth in the Plan.

JPMorgan Chase & Co. will be referred to throughout the Award Agreement as “JPMorgan Chase,” and together with its subsidiaries as the “Firm.”

Form and Purpose of Award	Each restricted stock unit represents a non-transferable right to receive one share of Common Stock following the applicable vesting date.

The purpose of this award is, in part, to motivate your future performance for services to be provided during the vesting periods and to align your interests with those of the Firm and its shareholders.

Dividend Equivalents	If dividends are paid on Common Stock while restricted stock units under this award are outstanding, you will be paid an amount equal to the dividend paid on one share of Common Stock, multiplied by the number of restricted stock units outstanding to you under this award.

Vesting Dates	This award is intended and expected to vest according to the schedule on your Award Agreement, provided that you are continuously employed by the Firm, or you meet the requirements for continued vesting described below, through the relevant vesting date. However, the number of restricted stock units awarded hereunder may be reduced (and therefore may be forfeited) or (to the extent permitted under Section 409A of the United States Internal Revenue Code) vesting dates may be deferred, in the event that the Chief Executive Officer (“CEO”) of JPMorgan Chase determines, as part of JPMorgan Chase’s annual performance assessment process, based on the CEO’s assessment of your performance and the performance of the Firm (which may include more than one performance year), that you have not achieved satisfactory progress toward the priorities that have been established for you or that the Firm has not achieved satisfactory progress toward the Firm’s priorities for which you share responsibility as a member of the Operating Committee. Such a determination is subject to ratification by the Compensation and Management Development Committee of the Board of Directors of JPMorgan Chase.

Vesting Periods	The period from the Grant Date to each vesting date will be a separate “vesting period.”

Termination of Employment	Except as explicitly set forth below under “Job Elimination,” “Full Career Eligibility,” “Total Disability,” “Government Office” and “Death,” any restricted stock units outstanding under this award will be cancelled effective on the date your employment with the Firm terminates for any reason.

Job Elimination, Full Career Eligibility, Government Office, Total Disability	Subject to “Vesting Dates” and the terms and conditions of this Award Agreement (including without limitation “Your Obligations”), you will be eligible to continue to vest in your outstanding restricted stock units under this award following the termination of your employment if one of the following circumstances applies to you.

Job Elimination:
This award will continue to vest on the original schedule following termination of employment in the event that:

•	the Director Human Resources of the Firm or nominee in his or her sole discretion determines that the Firm terminated your employment because your job was eliminated, and

•	after you are notified that your job will be eliminated, you provide such services as requested by the Firm in a cooperative and professional manner; and

•	you satisfy the Release/Certification Requirements set forth below.

Full Career Eligibility:
This award will continue to vest on the original schedule following termination of employment in the event that:
•	you leave the Firm voluntarily, have completed at least five years of continuous service with the Firm immediately preceding your termination date, and the sum of your age and Recognized Service (as defined below) on your date of termination equals or exceeds 60, and

•	you provide at least 90 days advance written notice to the Firm of your intention to voluntarily terminate your employment under this provision, during which notice period you provide such services as requested by the Firm in a cooperative and professional manner and you do not perform any services for any other employer, and

•	for the remainder of the relevant vesting period, you do not (i) perform services in any capacity (including self-employment) for a Financial Services Company (as defined below) or (ii) work in your profession (whether or not for a Financial Services Company); provided that you may work for a government, education or Not-for-Profit Organization (as defined below); and

•	you satisfy the Release/Certification Requirements set forth below.

After receipt of such advance written notice, the Firm may choose to have you continue to provide services during such 90-day period or shorten the length of the 90-day period at the Firm’s discretion, but to a date no earlier than the date you would otherwise meet the age and service requirements.

Additional advance notice requirements may apply in certain business units (or equivalent organizational unit or department). (See “Special Notice Period” below.)

Government Office:
All or a portion of this award may continue to vest on the original schedule if you voluntarily resign to accept a Government Office or become a candidate for an elective Government Office, as described at the end of these terms and conditions under the section entitled “Government Office.”

Total Disability:
In the event your employment terminates as a result of your permanent and total disability as defined in the JPMorgan Chase & Co. Long Term Disability Plan (or for non-U.S. employees the equivalent local country plan), your outstanding units will continue to vest on the original schedule during such period of disability provided that you remain unemployed for such period and you satisfy the Release /Certification requirements set forth below.

For both Full Career Eligibility and Total Disability, you must notify JPMorgan Chase in writing in advance if you plan to perform services for any party or if you will be self-employed during the vesting periods. Failure to provide such notification could impact award vesting.

Release/Certification	In order to qualify for continued vesting after termination of your employment under any of the foregoing circumstances:
•	you must timely execute and deliver a release of claims in favor of the Firm, having such form and terms as the Firm shall specify,

•	with respect to Full Career Eligibility, prior to the termination of your employment, you must confirm with management that you meet the eligibility criteria (including providing at least 90 days advance written notification) and advise that you are seeking to be treated as an individual eligible for Full Career Eligibility, and

•	except in the case of a job elimination, it is your responsibility to take the appropriate steps to certify to the Firm prior to each vesting date on the authorized form of the Firm that you have complied with the employment restrictions applicable to you (as described above) throughout the vesting period and otherwise complied with all other terms of the Award Agreement. (See “Your Obligations.”)

Death	If you die while you are eligible to vest in your outstanding units under this award, the units will immediately vest and will be distributed in shares of Common Stock (after applicable tax withholding) to your designated beneficiary on file with the Firm’s Stock Administration Department, or if no beneficiary has been designated or survives you, then to your estate. Any shares will be distributed by the later of the end of the calendar year in which you die or the 15th day of the third month following your date of death.

Termination for Cause	If your employment is terminated for Cause (as defined below), or if JPMC determines after the termination of your employment that your employment could have been terminated for Cause, your outstanding restricted stock units shall be forfeited. In addition, you may be required to return to the Firm the value of certain shares delivered to you prior to or after your termination. See “Remedies” for additional information.

Your Obligations	In consideration of the grant of this award, you agree to comply with and be bound by the following:

• Non-Solicitation of Employees and Customers:	During your employment by the Firm and for one year following the termination of your employment, or if longer, during all remaining vesting periods if you continue to vest after your employment with the Firm terminates, you will not directly or indirectly, whether on your own behalf or on behalf of any other party, without the prior written consent of the Director Human Resources of JPMorgan Chase: (i) solicit, induce or encourage any of the Firm’s then current employees to leave the Firm or to apply for employment elsewhere; (ii) hire any employee or former employee who was employed by the Firm at the date your employment terminated, unless the individual’s employment terminated more than six months before the date of hire or because his or her job was eliminated; or (iii) solicit or induce or attempt to induce to leave the Firm, or divert or attempt to divert from doing business with the Firm, any then current customers, suppliers or other persons or entities that were serviced by you or whose names became known to you by virtue of your employment with the Firm, or otherwise interfere with the relationship between the Firm and such customers, suppliers or other persons or entities. This does not apply to publicly known institutional customers that you service after your employment with the Firm without the use of the Firm’s confidential or proprietary information.

These restrictions do not apply to authorized actions you take in the normal course of your employment with the Firm, such as employment decisions with respect to employees you supervise or business referrals in accordance with the Firm’s policies.

• Confidential Information:	You may not, either during your employment with the Firm or thereafter, directly or indirectly use or disclose to anyone any confidential information related to the Firm’s business, except as explicitly permitted by the JPMorgan Chase Code of Conduct and applicable policies or law or legal process. “Confidential information” shall have the same meaning for the Award Agreement as it has in the JPMorgan Chase Code of Conduct.

• Non-Disparagement:	You may not, either during your employment with the Firm or thereafter, make or encourage others to make any public statement or release any information that is intended to, or reasonably could be foreseen to, embarrass or criticize the Firm or its employees, officers, directors or shareholders as a group. This shall not preclude you from reporting to the Firm’s management or directors or to the government or a regulator conduct you believe to be in violation of the law or the Firm’s Code of Conduct or responding truthfully to questions or requests for information to the government, a regulator or in a court of law in connection with a legal or regulatory investigation or proceeding.

• Cooperation:	You agree to cooperate fully with and provide full and accurate information to the Firm and its counsel with respect to any matter (including any audit, tax proceeding, litigation, investigation or governmental proceeding) with respect to which you may have knowledge or information, subject to reimbursement for actual, appropriate and reasonable expenses incurred by you.

• Compliance with Award Agreement:	You agree that you will provide the Firm with any information reasonably requested to determine compliance with the Award Agreement, and you authorize the Firm to disclose the terms of the Award Agreement to any third party who might be affected thereby, including your prospective employer.

• Special Notice Period:	If you are at or above the level of managing director, executive director or vice president (or comparable title) of a business unit or equivalent organizational unit or department (“business unit”) that requires as a condition of your continued employment that you provide advance written notice (“Special Notice Period”) of your intention to terminate your employment, then as consideration for this Award, you shall provide the Firm advance written notice of your election to terminate your employment as specified by such business unit. In business units that require this Special Notice Period, the current notice period is 90 days for managing directors (or comparable title) and above, 60 days for executive directors (or comparable title) and 30 days for vice presidents (or comparable title). Please note that in some cases, individuals may have specific agreements providing for longer notice periods than those stated above. In those cases, the longer notice period shall apply.

After receipt of such notice, the Firm may choose to have you continue to provide services during the applicable Special Notice Period or may place you on a paid leave for all or part of the applicable Special Notice Period. During the Special Notice Period, you shall continue to devote your full time and loyalty to the Firm by providing services in a cooperative and professional manner and not perform any services for any other employer and shall receive your base salary and certain benefits until your employment terminates. You and the Firm may mutually agree to waive or modify the length of the Special Notice Period.

Remedies	Regardless of whether the Special Notice Period applies to you, you must comply with the 90-day advance notice period described under “Full Career Eligibility” in the event you wish to terminate employment under the Full Career Eligibility provision.

• Cancellation	In addition to the provisions described under “Termination of Employment” and “Termination for Cause”, your outstanding restricted stock units under this award will be cancelled if:
•	the Firm in its sole discretion determines that you are not in compliance with any of the advance notice/cooperation requirements or employment restrictions applicable to your termination of employment, or

•	you fail to return the required forms specified under “Release/Certification” within the specified deadline, including the certification required immediately prior to a vesting date under Full Career Eligibility and Total Disability,

•	you violate any of the provisions as set forth above in “Your Obligations;”

•	the Firm determines that cancellation is appropriate pursuant to “Additional Award Conditions” below.

• Recovery	In addition, you will be required to pay the Firm an amount equal to the Fair Market Value (determined as of the vesting date) of the net number of shares of Common Stock distributed to you under this award as follows:
•	shares distributed within the one year period prior to your violation of any of the provisions as set forth above in “Your Obligations;”

•	shares distributed at any time following termination of employment when you were not in compliance with the employment restrictions then applicable to you during the vesting period, and

•	shares distributed within the one year period immediately preceding and any time after your termination of employment if your employment was terminated or the Firm determines that your employment could have been terminated for Cause (as described under “Termination for Cause”); and

•	for a period up to one year after shares are distributed under this award, the Firm may recover such shares to the extent that the Firm determines appropriate pursuant to “Additional Award Conditions” below.

Payment may be made in shares of Common Stock or in cash. You agree that this repayment will be a recovery of shares to which you were not entitled under this agreement and is not to be construed in any manner as a penalty. You also acknowledge that a violation or attempted violation of the obligations set forth herein will cause immediate and irreparable damage to the Firm, and therefore agree that the Firm shall be entitled as a matter of right to an injunction, from any court of competent jurisdiction, restraining any violation or further violation of such obligations; such right to an injunction, however, shall be cumulative and in addition to whatever other remedies the Firm may have under law or equity. In any action or proceeding by the Firm to enforce the terms and conditions of this Award Agreement where the Firm is the prevailing party, the Firm shall be entitled to recover from you its reasonable attorneys’ fees and expenses incurred in such action or proceeding.

Bonus Recoupment Policy	In consideration of the grant of this award, you agree that you are subject to the JPMorgan Chase Bonus Recoupment Policy [link to policy] as it applies both to the cash incentive compensation awarded to you for 2009 and to this award.

Additional Award Conditions	Notwithstanding any terms of this Award Agreement to the contrary, JPMorgan Chase reserves the right in its sole discretion to cancel your outstanding restricted stock units under this award and/or to recover from you an amount equal to the Fair Market Value (determined as of the vesting date) of the net number of shares distributed to you under this award within the preceding one year:
•	If you engaged in conduct detrimental to the Firm insofar as it causes material financial or reputational harm to the Firm or its business activities;

•	If this award was based on materially inaccurate performance metrics, whether or not you were responsible for the inaccuracy;

•	If this award was based on a material misrepresentation by you; or

•	If you failed to properly identify, raise or assess, in a timely manner and as reasonably expected, risks and/or concerns with respect to risks material to the Firm or its business activities.

Administrative Provisions	Withholding Taxes: The Firm will retain from each distribution the number of shares of Common Stock required to satisfy applicable tax obligations (including, to the extent legally permissible, recovery by the Firm of fringe benefit taxes). For United States tax purposes, dividend equivalents are treated as wages and subject to tax withholding when paid. If, according to local country tax regulations, a withholding tax liability arises at a time after the date of distribution of shares or dividend equivalents, JPMorgan Chase may implement any procedures necessary to ensure that the withholding obligation is fully satisfied, including but not limited to, restricting transferability of the shares.

Right to Set Off: The Firm may, to the maximum extent permitted by applicable law, retain for itself funds or securities otherwise payable to you pursuant to this award to satisfy any obligation or debt that you owe to the Firm. The Firm may not retain such funds or securities until such time as they would otherwise be distributable to you in accordance with the Award Agreement.

No Ownership Rights: Restricted stock units do not convey the rights of ownership of Common Stock and do not carry voting rights. No shares of Common Stock will be issued to you until after the restricted stock units have vested and all applicable restrictions have lapsed. Shares will be issued in accordance with JPMorgan Chase’s procedures for issuing stock. JPMorgan Chase’s obligation hereunder is unfunded.

Binding Agreement: The Award Agreement will be binding upon any successor in interest to JPMorgan Chase, by merger or otherwise.

Not a Contract of Employment: Nothing contained in the Award Agreement constitutes a contract of employment or continued employment. Employment is at-will and may be terminated by either you or JPMorgan Chase for any reason at any time. This award does not confer any right or entitlement to, nor does the award impose any obligation on the Firm to provide, the same or any similar award in the future.

Section 409A Compliance: Notwithstanding anything herein to the contrary, if you (i) are subject to taxation under the Code, (ii) are a specified employee as defined in the JPMorgan Chase 2005 Deferred Compensation Plan and (iii) have incurred a separation from service and if any units/ shares under this award represent deferred compensation as defined in Section 409A and such shares are distributable to you as a result your separation from service, then those shares will be delivered to you on first business day of the first calendar month after the expiration of six full months from date of your separation from service. Further, if prior to any vesting date, your award is not subject to a substantial risk of forfeiture as defined by Section 409A of the Code, then the remainder of each calendar year immediately following (i) each vesting date shall be a payment date for purposes of distributing the vested portion of the award and (ii) each date that JPMorgan Chase specifies for payment of dividends declared on its common stock shall be the payment date(s) for purposes of dividend equivalent payments. To the extent that Section 409A of the Code is applicable to an award, distributions of shares and cash thereunder are intended to comply with Section 409A of the Code, and the Agreement Award shall be interpreted in a manner consistent with such intent. The Firm’s right to cancel and/or recover this award under the JPMorgan Chase Bonus Recoupment Policy and “Additional Award Conditions” relate to the organizational goals of the Firm.

Change in Outstanding Shares: In the event of any change in the outstanding shares of Common Stock by reason of any stock dividend or split, recapitalization, issuance of a new class of common stock, merger, consolidation, spin-off, combination or exchange of shares or other similar corporate change, or any distributions to stockholders of Common Stock other than regular cash dividends, the Compensation & Management Development Committee of the Board will make an equitable substitution or proportionate adjustment, in the number or kind of shares of Common Stock or other securities issued or reserved for issuance pursuant to the Plan and to any Restricted Stock Units outstanding under this award for such corporate events.

Interpretation/Administration: Subject to the discretion of the CEO set forth above, the Director Human Resources has sole and complete authority to interpret and administer this Award Agreement, including, without limitation, the power to (i) interpret the Plan and the terms of this Award Agreement; (ii) determine the reason for termination of employment; (iii) determine application of the post-employment obligations and cancellation and recovery provisions; (iv) decide all claims arising with respect to this Award; and (v) delegate such authority as he deems appropriate. Any determination by the Director Human Resources shall be binding on all parties.

Notwithstanding anything herein to the contrary, the Firm’s determinations under the Plan and the Award Agreements are not required to be uniform. By way of clarification, the Firm shall be entitled to make non-uniform and selective determinations and modifications under Award Agreements and the Plan.

Amendment: The Firm by action of its Director Human Resources or its CEO reserves the right to amend the Award Agreement in any manner, at any time and for any reason This Award Agreement may not be amended except in writing signed by the Director Human Resources of JPMorgan Chase.

Severability: If any portion of the Award Agreement is determined by the Firm to be unenforceable in any jurisdiction, any court of competent jurisdiction or the Director Human Resources may reform the relevant provisions (e.g., as to length of service, time, geographical area or scope) to the extent the Firm considers necessary to make the provision enforceable under applicable law.

Governing Law: By accepting this award, you are agreeing (i) to the extent not preempted by federal law, the laws of the state of New York (without reference to conflict of law principles) will apply to this award and the Plan; (ii) to waive the right to a jury trial with respect to any judicial proceeding brought in connection with this award or the Plan; (iii) subject to (iv), to accept the exclusive jurisdiction and venue of the United States District Court for the Southern District of New York with respect to any judicial proceeding brought in connection with this award or the Plan; and (iv) that to the extent not otherwise subject to arbitration pursuant to an arbitration agreement between you and the Firm, any dispute arising directly or indirectly in connection with this award or the Plan shall be submitted to arbitration in accordance with the rules of the American Arbitration Association, if so elected by the Firm in its sole discretion.

Definitions	“Cause” means a determination by the Firm that your employment terminated as a result of your (i) violation of any law, rule or regulation (including rules of self-regulatory bodies) related to the Firm’s business; (ii) indictment or conviction of a felony; (iii) commission of a fraudulent act; (iv) violation of the JPMorgan Code of Conduct or other Firm policies or misconduct related to your duties to the Firm (other than immaterial and inadvertent violations or misconduct); (v) inadequate performance of the duties associated with your position or job function or failure to follow reasonable directives of your manager; or (vi) any act or failure to act that is injurious to the interests of the Firm or its relationship with a customer, client or employee.

“Financial Services Company” means a business enterprise that employs you in any capacity (as an employee, contractor, consultant, advisor, self-employed individual, etc. whether paid or unpaid) and engages in:
•	commercial or retail banking, including, but not limited to, commercial, institutional and personal trust, custody and/or lending and processing services, originating and servicing mortgages, issuing and servicing credit cards;

•	insurance , including but not limited to, guaranteeing against loss, harm damage, illness, disability or death, providing and issuing annuities, acting as principal, agent or broker for purpose of the forgoing;

•	financial, investment or economic advisory services, including but not limited to, investment banking services (such as advising on mergers or dispositions, underwriting, dealing in, or making a market in securities or other similar activities), brokerage services, investment management services, asset management services, and hedge funds;

•	issuing, trading or selling instruments representing interests in pools of assets or in derivatives instruments; advising on, or investing in, private equity or real estate, or

•	any similar activities that JPMorgan Chase determines in its sole discretion constitute financial services.

“Government Office” means (i) a full-time position in an elected or appointed office in local, state, or federal government (including equivalent positions outside the U.S. or in a supranational organization), not reasonably anticipated to be a full-career position; or (ii) conducting a bona fide full-time campaign for such an elective public office after formally filing for candidacy, where it is customary and reasonably necessary to campaign full-time for the office.

“Not-for-Profit Organization” means an entity exempt from tax under state law and under Section 501(c)(3) of the Internal Revenue Code. Section 501(c)(3) includes entities organized and operated exclusively for religious, charitable, scientific, testing for public safety, literary or educational purposes, or to foster national or international amateur sports competition or for the prevention of cruelty to children or animals.

“Recognized Service” means the period of service as an employee set forth in the Firm’s applicable service-related policies.
Government Office
You may be eligible to continue vesting in all or part of your award if you voluntarily resign to accept a Government Office (as defined below) or to become a candidate for an elective Government Office.
Eligibility
Eligibility for continued vesting is conditioned on your providing the Firm:
•	At least 60 days advance written notice and such evidence as the Firm may request of your intention to resign to accept or pursue a Government Office, during which period you must perform in a cooperative and professional manner services requested by the Firm and not provide services for any other employer. The Firm may elect to shorten this notice period at the Firm’s discretion.

•	Confirmation, in a form satisfactory to the Firm, that vesting in this award pursuant to this provision would not violate any applicable law, regulation or rule.

•	Documentation in a form satisfactory to the Firm that your resignation is for the purpose of accepting or becoming a candidate for a Government Office.
Continued vesting
Subject to the conditions below, the percentage of your outstanding awards with respect to each vesting date that will continue to vest in accordance with this award’s original schedule will be based on your years of continuous service completed with the Firm immediately preceding your termination date, as follows:
•	50% if you have at least 3 but less than 4 years of continuous service;

•	75% if you have at least 4 but less than 5 years of continuous service;

•	100% if you have 5 or more years of continuous service.
Restricted stock units that are not subject to continued vesting will be cancelled on the date your employment terminates.
Conditions for continuing vesting
•	You must remain in a non-elective Government Office for two or more years after your employment with the Firm terminates.

•	In the case of resignation from the Firm to campaign for an elective Government Office, your name must be on the primary or final public ballot for the election. (If you are not elected, see below for employment restrictions.)

If you do not satisfy the above conditions for continued vesting, this award will be immediately cancelled, and you will be required to repay the Fair Market Value determined as of the date the shares were distributed, of any shares that would have been outstanding but for the accelerated distribution of shares (as described below).
If service in Government Office ends during vesting period
You must notify JPMorgan Chase in writing in advance if you plan to accept employment or if you will be self-employed following service in the Government Office during the vesting period
If your service in a Government Office ends two years or more after your employment with the Firm terminates, or in the case of resignation from the Firm to campaign for a Government Office, your name is on the primary or final public ballot for the election and you are not elected, any awards then outstanding and any awards that would have then been outstanding but for an accelerated distribution of shares (as set forth below) will be subject for the remainder of the applicable vesting period to the same terms and conditions of this Award Agreement as if you had resigned from the Firm having met the requirements for Full Career Eligibility.
Accelerated distribution for ethics or conflict reasons
If applicable United States federal, state, local, foreign or supranational ethics or conflict of interest laws or regulations require you to divest your interest in JPMorgan Chase restricted stock units, the Firm will, upon receipt of satisfactory evidence of such requirements, accelerate the distribution effective as of the date your employment terminates, of the percentage of your outstanding award determined above; provided that no accelerated distribution shall occur if JPMC determines that such acceleration will violate Section 409A of the Code. Notwithstanding such accelerated distribution, you will remain subject to the applicable terms of this Award Agreement as if your award had remained outstanding for the duration of the original vesting period, including the employment restrictions, and you will be required to repay the Fair Market Value, determined as of the date the shares were distributed, of any shares that would not otherwise have vested during that period.
Applicable to other Awards
Outstanding awards of restricted stock units have been amended to include this provision on Government Office.
Government Office means (i) a full-time position in an elected or appointed office in local, state, or federal government. (including equivalent positions outside the U.S. or in a supranational organization), not reasonably anticipated to be a full-career position; or (ii) conducting a bona fide full-time campaign for such an elective public office after formally filing for candidacy, where it is customary and reasonably necessary to campaign full-time for the office.